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                                                                    EXHIBIT 12.1

                              U.S. OFFICE PRODUCTS
         STATEMENT OF COMPUTATION OF RATIO OF EARINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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                                                                           YEAR ENDED APRIL 30                   FOR THE THREE
                                                          -----------------------------------------------------  MONTHS ENDED
                                                            1992       1993       1994       1995       1996     JULY 31, 1996
                                                          ---------  ---------  ---------  ---------  ---------  -------------
Net Income (loss).......................................      5,833      3,216      7,697     11,562     10,792        7,504
Income Taxes............................................        747      1,390      1,618      2,171      5,414        5,152
                                                          ---------  ---------  ---------  ---------  ---------  -------------
Pretax Income...........................................      6,580      4,606      9,315     13,733     16,206       12,656
Fixed Charges:
  Interest Expense......................................      2,828      3,537      3,683      5,641     12,405        6,949
  Rentals...............................................      2,018      2,434      2,796      3,251      5,099        1,275
                                                          ---------  ---------  ---------  ---------  ---------  -------------
Total Fixed Charges.....................................      4,846      5,971      6,479      8,892     17,504        8,224
Earnings before Income Taxes
  and Fixed Charges.....................................     11,426     10,577     15,794     22,625     33,710       20,880
                                                          ---------  ---------  ---------  ---------  ---------  -------------
                                                          ---------  ---------  ---------  ---------  ---------  -------------
Fixed Charges...........................................      4,846      5,971      6,479      8,892     17,504        8,224
Ratio of Earnings to Fixed Charges......................        2.4        1.8        2.4        2.5        1.9          2.5
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